EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement of Tower Semiconductor Ltd. (the "Company"), on Form F-3 for the registration of 10,680,119 of its ordinary shares and warrants for the purchase of 3,188,715 of its ordinary shares, of our auditor's report dated February 24, 2003 relating to the consolidated financial statements of the Company as of December 31, 2002 and for the year then ended, appearing in the Company's Report on Form 20-F for the year 2002, and to the reference to us under the heading "Experts" in any prospectus included in such Registration Statement.















/s/Brightman Almagor & Co.
--------------------------
Certified Public Accountants
A member of Deloitte Touche Tohmatsu


Tel Aviv, Israel
September 16, 2003